Exhibit 99

Fair Isaac Completes Acquisition of London Bridge

Acquisition adds critical credit and debt management capabilities to company’s roster of leading customer lifecycle solutions

May 28, 2004 (Minneapolis, Minnesota, USA) — Fair Isaac Corporation (NYSE:FIC), the leading provider of analytics and decision technology, today announced the closing of its acquisition of London Bridge Software Holdings plc.

The addition of London Bridge’s talent and technologies extends Fair Isaac’s ability to deliver analytics-driven decision strategies across the entire credit customer lifecycle. Fair Isaac is an established leader in analytic technologies that drive smart, profitable decisions in account originations, account management and fraud control. London Bridge provides Fair Isaac with an additional platform for delivering analytics-powered decisions at the collections and recovery stage.

“The addition of London Bridge creates new opportunities for both companies’ customers to achieve growth, efficiency and a distinct advantage in a complex and competitive marketplace,” said Tom Grudnowski, CEO of Fair Isaac. “Through London Bridge’s proven and globally installed collections and recovery platform, we will be able to make an even bigger impact in the industries we serve and improve decisions that are critical to our customers’ business success by delivering the power of our analytics at another critical point in the customer lifecycle.”

In addition to providing opportunities to leverage London Bridge’s complementary presence in the credit industry, the acquisition enhances Fair Isaac’s presence and growth opportunities internationally.

Fair Isaac representatives will discuss the business and financial implications of the acquisition during a conference call on Wednesday, June 2, 2004 at 5:00 p.m. Eastern Time (U.S.). The dial-in number for U.S. and Canada participants is (800) 603-9523. The dial-in number for international participants is (706) 679-7702. The conference ID code for all participants is 7787384.

A recording of the conference call will be available through June 9, 2004 at (800) 642-1687 (U.S. and Canada) or (706) 645-9291 (international). The recording may be accessed using conference ID code 7787384.

About Fair Isaac

Fair Isaac Corporation (NYSE:FIC) is the preeminent provider of creative analytics that unlock value for people, businesses and industries. The company’s predictive modeling, decision analysis, intelligence management, decision management systems and consulting services power billions of mission-critical customer decisions a year. Founded in 1956, Fair Isaac helps thousands of companies in over 60 countries acquire customers more efficiently, increase customer value, reduce fraud and credit losses, lower operating expenses and enter new markets more profitably. Most leading banks and credit card issuers rely on Fair Isaac solutions, as do insurers, retailers, telecommunications providers, healthcare organizations and government agencies. Through the www.myFICO.com Web site, consumers use the company’s FICO® scores, the standard measure of credit risk, to manage their financial health.

About London Bridge Group

London Bridge Group has over 1,600 clients worldwide and provides a comprehensive portfolio of software and e-Commerce solutions including Customer and Enterprise Management Software, Banking Software, Credit Management Software and enterprise-wide Mortgage Lending software.

London Bridge Group has offices in Atlanta, Orlando, New York, London, Wellesbourne, Germany, S. Africa, Australia and Singapore. London Bridge Software Holdings plc is listed on the London Stock Exchange (LNB).

Forward-Looking Statements

Except for historical information contained herein, the statements contained in this press release that relate to Fair Isaac or its business or London Bridge or its business are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the company’s ability to recruit and retain key technical and managerial personnel, integration and related risks associated with acquisition activity, the maintenance of its existing relationships and ability to create new relationships with customers and key alliance partners, its ability to continue to develop new and enhanced products and services, competition, regulatory changes applicable to the use of consumer credit and other data, the possibility that the anticipated benefits of acquisitions, including expected synergies, will not be realized and other risks described from time to time in Fair Isaac’s SEC reports, including its Annual Report on Form 10 K for the year ended September 30, 2003 and its Form 10-K for the quarter ended March 31, 2004. If any of these risks or uncertainties materializes, Fair Isaac’s results could differ materially from Fair Isaac’s expectations in these statements. Fair Isaac disclaims any intent or obligation to update these forward-looking statements.

The Offer will not be made, directly or indirectly, in or into the United States or by use of the mails of, or by any means or instrumentality (including, without limitation, facsimile or other electronic transmission, telex or telephone) of inter-state or foreign commerce of, or any facility of, a national, state or other securities exchange of, the United States, nor will it be made directly or indirectly in or into Canada, Australia or Japan and the Offer cannot be accepted by any such use, means, instrumentality or facility or from within the United States, Canada, Australia or Japan or any other such jurisdiction if to do so would constitute a violation of the relevant laws of such jurisdiction. Accordingly, copies of this press announcement, the Offer

Document and the Form of Acceptance are not being, will not be and must not be mailed or otherwise forwarded, distributed or sent in, into or from the United States, Canada, Australia or Japan or any other such jurisdiction if to do so would constitute a violation of the relevant laws of such jurisdiction and persons receiving this press announcement, the Offer Document and Form of Acceptance (including without limitation custodians, nominees and trustees) must not mail, forward, distribute or send them in, into or from the United States, Canada, Australia or Japan or any other such jurisdiction if to do so would constitute a violation of the relevant laws of such jurisdiction.